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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Juniper Networks, Inc. for the registration of 828,351 shares of its common stock and to the incorporation by reference therein of our report dated January 17, 2000, except for Note 9 as to which the date is March 14, 2000, with respect to the consolidated financial statements of Juniper Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

Palo Alto, California
December 20, 2000